EXHIBIT 20.5

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	June 30, 2002	December 31, 2001

	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$249,046	$947,622
Prepaid expense	27,620	—

Total current assets	276,666	947,622
Property and equipment, net	12,538	12,599
Patent costs	—	58,983
Lease deposit	—	1,920
Other assets, net of accumulated amortization of $2,321 and $1,856, respectively	2,321	2,786

Total assets	$291,525	$1,023,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,212	$99,434
Accounts payable - shareholder	104,812	90,863
Other liabilities	19,977	2,500

Total current liabilities	253,001	192,797
Stockholders’ equity:
Common stock, no par value, 10,000,000 shares authorized;3,251,109 issued and outstanding	2,240,885	2,071,092
Deficit accumulated during the development stage	(2,202,361)	(1,239,979)

Total shareholders’ equity	38,524	831,113

Total liabilities and shareholders’ equity	$291,525	$1,023,910

See accompanying notes.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30		December 1, 1999 (Inception) to June 30, 2002

	2002	2001	2002	2001

Revenues	$—	$—	$—	$—	$—
Expenses:
Research and development	255,377	31,121	483,080	41,121	1,376,670
Marketing	12,355	—	29,505	—	58,558
General and administrative	342,457	47,503	454,620	77,254	836,846

Total expenses	610,189	78,624	967,205	118,375	2,272,074

Loss before other income	(610,189)	(78,624)	(967,205)	(118,375)	(2,272,074)
Other income – interest income	1,679	15,425	4,823	35,593	69,713

Net loss	$(608,510)	$(63,199)	$(962,382)	$(82,782)	$(2,202,361)

See accompanying notes.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,		December 31, 1999 (Inception) to June 30, 2002

	2002	2001

Cash flows from operating activities:
Net loss	$(962,382)	$(82,782)	$(2,202,361)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,268	—	6,001
Research and development from issuance of common stock	—	—	400,000
Write-off of sublicense agreement costs	58,983	—	90,863
Compensation from issuance of stock options	169,793	—	195,729
Net changes in assets and liabilities	34,504	(13,324)	132,377

Total adjustments	265,548	(13,324)	824,970

Net cash used in operating activities	(696,834)	(96,106)	(1,377,391)
Cash flows from investing activities:
Purchase of property and equipment	(1,742)	—	(13,948)
Payment for other assets	—	—	(2000)

Net cash used in investing activities	(1,742)	—	(15,948)
Cash flows from financing activities:
Payment on due to shareholder	—	—	(2,659)
Proceeds from issuance of common stock	—	—	1,645,044

Net cash provided in financing activities	—	—	1,642,385

Net decrease in cash	(698,576)	(96,106)	249,046
Cash at beginning of period	947,622	1,548,164	—

Cash at end of period	$249,046	$1,452,058	$249,046

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—	$—	$—

See accompanying notes.

BLIZZARD GENOMICS, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the Period from December 1, 1999 (Inception) to June 30, 2002
(Unaudited)

NOTE 1 – OVERVIEW

Blizzard Genomics, Inc. ( the Company ) is a development-stage Minnesota Corporation incorporated on December 1, 1999. The Company, pursuant to an exclusive worldwide sublicense agreement, participates in the design, development and eventual marketing and selling of instrumentation used in genomics research.

The accompanying condensed financial statements are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented.  The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year.  The financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2001.

4